                          DREW INDUSTRIES INCORPORATED
                             200 MAMARONECK AVENUE
                          WHITE PLAINS, NEW YORK 10601

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2000

                               ------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DREW INDUSTRIES INCORPORATED (the "Company") will be held at the Hotel Crescent Court, Second Floor, 400 Crescent Court, Dallas, Texas 75201 on May 17, 2000 at 9:30 A.M., for the following purposes:

          (1) To elect a Board of seven Directors;

          (2) To consider and act upon a proposal to approve the adoption of the material terms of certain executive compensation performance goals and an incentive compensation plan established by the Compensation Committee of the Board of Directors;

          (3) To ratify the selection of KPMG LLP as independent auditors for the Company for the year ending December 31, 2000; and

          (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Holders of record of the Company's Common Stock at the close of business on the 10th day of April, 2000 shall be entitled to vote on all matters to be considered at the meeting or any adjournment or postponement thereof.

     A list of all stockholders entitled to vote at the meeting will be available for inspection for the ten days prior to the meeting at the office of the Company and at the offices of the Company's transfer agent, ChaseMellon Shareholder Services, L.L.C., 85 Challenger Rd., Overpeck Center, Ridgefield Park, New Jersey 07660, and will be available for inspection at the time of the meeting, at the place thereof.

                                          By Order of the Board of Directors

                                                   EDWARD W. ROSE, III
                                          Chairman of the Board of Directors

Dated: April 17, 2000
       White Plains, N.Y.

                       NOTICE TO HOLDERS OF COMMON STOCK

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED
    PROXY SO THAT YOU WILL BE REPRESENTED. A POST-PAID ENVELOPE IS ENCLOSED
                             FOR YOUR CONVENIENCE.

                          DREW INDUSTRIES INCORPORATED

                             200 MAMARONECK AVENUE
                          WHITE PLAINS, NEW YORK 10601

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     The accompanying Proxy is solicited by Management of Drew Industries Incorporated, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Hotel Crescent Court, Second Floor, 400 Crescent Court, Dallas, Texas 75201 on May 17, 2000 at 9:30 A.M., or any adjournment or postponement thereof, at which holders of record of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), at the close of business on April 10, 2000 shall be entitled to vote on all matters considered at the meeting.

     The cost of solicitation by Management, including postage, printing and handling, and the expenses incurred by brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls, telegrams and personal solicitation. Management may also use the services of directors and employees of the Company to solicit Proxies, without additional compensation.

     Each Proxy executed and returned by holders of the Common Stock may be revoked at any time thereafter, except as to matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy. A Proxy may be revoked by giving written notice of revocation to the Secretary of the Company or to any of the other persons named as proxies, or by giving a Proxy with a later date. The Proxies will be voted at the meeting for the Directors set forth herein in the manner indicated (see "ELECTION OF DIRECTORS"), and if no contrary instructions are indicated, in favor of the other matters set forth herein; if specific instructions are indicated, the Proxies will be voted in accordance therewith. This Statement and the form of Proxy solicited from holders of the Common Stock are expected to be sent or given to stockholders on or about April 18, 2000.

     The Annual Report to Stockholders of the Company for the year ended December 31, 1999 is being mailed herewith to each stockholder of record.

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE SCHEDULE THERETO) WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON REQUEST TO THE COMPANY AT 200 MAMARONECK AVENUE, WHITE PLAINS, NEW YORK 10601, TELEPHONE (914) 428-9098.

                                  THE COMPANY

     The Company was incorporated under the laws of Delaware on March 20, 1984. The Company's principal executive and administrative offices are located at 200 Mamaroneck Avenue, White Plains, New York 10601; telephone number (914) 428-9098; e-mail: Drew@drewindustries.com.

                               VOTING SECURITIES

     The Company had outstanding on the record date 11,105,854 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of stock held.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     Set forth below is information with respect to each person known to the Company on April 10, 2000 to be the beneficial owner of more than five percent of any class of the Company's voting securities, which consists of Common Stock only (including options):

                                      AMOUNT AND
                                      NATURE OF       APPROXIMATE
         NAME AND ADDRESS             BENEFICIAL      PERCENT OF
        OF BENEFICIAL OWNER           OWNERSHIP          CLASS
-----------------------------------   ----------      -----------
Edward W. Rose, III(1) ............   1,880,880(2)        15.6%
  500 Crescent Court
  Dallas, Texas 75201

L. Douglas Lippert(1) .............   2,088,105(2)        17.3%
  2375 Tamiami Trail
  Suite 110
  Naples, Florida 34103

FMR Corp. .........................   1,144,200(3)         9.5%
  82 Devonshire Street
  Boston, Massachusetts 02108

------------------
(1) The person named has sole voting and investment power with respect to such shares.

(2) See "VOTING SECURITIES--Security Ownership of Management."

(3) As of December 31, 1999.

     To the knowledge of the Company, other than persons acting as nominees or custodians for various stock brokerage firms and banks, which persons do not have beneficial ownership of the Common Stock, no other person owns of record or beneficially more than five percent of the voting securities of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is information with respect to beneficial ownership at April 10, 2000 of the Common Stock (including options) by each Director and nominee and by all Directors, nominees and Executive Officers of the Company as a group.

                                           AMOUNT AND
                                           NATURE OF       APPROXIMATE
            NAME AND ADDRESS               BENEFICIAL      PERCENT OF
          OF BENEFICIAL OWNER              OWNERSHIP          CLASS
----------------------------------------   ----------      -----------
Leigh J. Abrams(1) .....................     289,290(2)         2.4%
  200 Mamaroneck Avenue
  White Plains, New York 10601

Edward W. Rose, III(1) .................   1,880,880(3)        15.6%
  500 Crescent Court
  Dallas, Texas 75201

David L. Webster(1) ....................     272,840(4)         2.3%
  4381 Green Oaks Blvd.
  Arlington, Texas 76016

L. Douglas Lippert .....................   2,088,105(5)        17.3%
  2375 Tamiami Trail
  Suite 110
  Naples, Florida 34103

                                           AMOUNT AND
                                           NATURE OF       APPROXIMATE
            NAME AND ADDRESS               BENEFICIAL      PERCENT OF
          OF BENEFICIAL OWNER              OWNERSHIP          CLASS
----------------------------------------   ----------      -----------
James F. Gero(1) .......................     109,160(6)         0.9%
  11900 North Anna Cade Road
  Rockwall, Texas 75087

Gene H. Bishop(1) ......................     113,600(7)         0.9%
  1601 Elm Street, 47th Floor
  Dallas, Texas 75201

J. Thomas Schieffer ....................           0              0
  1000 Ballpark Way, Suite 300
  Arlington, Texas 76011

All Directors, Nominees, and Executive
  Officers as a group (9 persons
  including the above-named)............   4,846,762(8)        40.2%

------------------

(1) Pursuant to Rules 13-1 (f)(1)-(2) of Regulation 13-D of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on May 31, 1989, the persons indicated, together with certain other persons, jointly filed a single Schedule 13-D Statement (as amended) with respect to the securities listed in the foregoing table. Such persons made the single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act, although neither the fact of the filing nor anything contained therein shall be deemed to be an admission by such persons that a group exists.

(2) Mr. Abrams has sole voting and investment power with respect to the shares owned by him. Includes 8,004 shares of Common Stock held by Mr. Abrams as Custodian under the New York Uniform Gifts to Minors Act for the benefit of his children. Mr. Abrams disclaims any beneficial interest in the shares held as Custodian. In January 1997 and November 1999, Mr. Abrams was granted options pursuant to the Company's Stock Option Plan to purchase, respectively, 10,000 shares of Common Stock at $12.125 per share, and 50,000 shares of Common Stock at $9.3125 per share. Although no part of such options has been exercised, all shares subject to such options are included in the above table as beneficially owned.

(3) Mr. Rose has sole voting and investment power with respect to the shares owned by him. Includes 84,000 shares owned by each of Cardinal Investment Company, Inc. Pension Plan and Cardinal Investment Company, Inc. Profit Sharing Plan, of each of which Mr. Rose is Trustee. Excludes 100,000 shares of Common Stock held in trusts for the benefit of members of Mr. Rose's immediate family. Mr. Rose's wife has sole voting and investment power with an additional 13,920 shares owned by her of record. Mr. Rose disclaims any beneficial interest in such shares. As a member of the Stock Option Committee, Mr. Rose was automatically awarded the following options each of which is to purchase 5,000 shares of Common Stock: on December 31, 1995 at $7.35 per share; on December 31, 1996 at $10.75 per share; on December 31, 1997 at $12.475 per share; on December 31, 1998 at $11.792 per share; and on December 31, 1999 at $9.204 per share. Although no part of such options has been exercised, all shares subject to such options are included in the above table as beneficially owned.

(4) Mr. Webster has sole voting and investment power with respect to such shares. In May 1997 and November 1999, Mr. Webster was granted options pursuant to the Company's Stock Option Plan to purchase, respectively, 15,000 shares of Common Stock at $12.125 per share, and 50,000 shares of Common Stock at $9.3125 per share. Although no part of such options has been exercised, all shares subject to such options are included in the above table as beneficially owned.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(5) Includes 607,265 shares held by L. Douglas Lippert as Trustee for trusts for the benefit of members of Mr. Lippert's immediate family, over which Mr. Lippert has sole voting and dispositive power. Mr. Lippert disclaims beneficial ownership of such shares. Also includes 53,846 shares beneficially owned by Mr. Lippert, which are held in escrow pursuant to agreements with the Company providing for the delivery of such shares to Mr. Lippert upon the occurrence of certain contingencies. See "VOTING SECURITIES." Pursuant to Rules 13-1(f)(1)-(2) of Regulation 13-D of the General Rules and Regulations under the Exchange Act, on October 17, 1997, Mr. Lippert, together with certain other persons, jointly filed a single
    Schedule 13-D Statement (as amended) with respect to the securities listed in the foregoing table. Such persons made the single, joint filing because they may be deemed to constitute a "group" within the meaning of
    Section 13(d)(3) of the Exchange Act, although neither the fact of the filing nor anything contained therein shall be deemed to be an admission by such persons that a group exists. In November 1999, Mr. Lippert was granted an option pursuant to the Company's Stock Option Plan to purchase 50,000 shares of Common Stock at $9.3125 per share. Although no part of such option has been exercised, all shares subject to such option are included in the above table as beneficially owned.

(6) Mr. Gero shares voting and investment power with respect to such shares with his wife. As a member of the Stock Option Committee, Mr. Gero was automatically awarded the following options each of which is to purchase 5,000 shares of Common Stock: on December 31, 1995 at $7.35 per share; on December 31, 1996 at $10.75 per share; on December 31, 1997 at $12.475 per share; on December 31, 1998 at $11.792 per share; and on December 31, 1999 at $9.204 per share. Although no part of such options has been exercised, all shares subject to such options are included in the above table as beneficially owned.

(7) Mr. Bishop as sole voting and investment power with respect to such shares. As a member of the Stock Option Committee, Mr. Bishop was automatically awarded the following options each of which is to purchase 5,000 shares of Common Stock: on December 31, 1996 at $10.75 per share; on December 31, 1997 at $12.475 per share; on December 31, 1998 at $11.792 per share; and on December 31, 1999 at $9.204 per share. Although no part of such options has been exercised, all shares subject to such options are included in the above table as beneficially owned.

(8) Includes 276,000 shares subject to options.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the exchange on which the securities are traded. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it, the Company believes that during 1999 all such filing requirements applicable to its officers and directors (the Company not being aware of any ten percent holder other than Edward W. Rose, III and L. Douglas Lippert, directors) were complied with.

STOCK REPURCHASE

     Pursuant to authorizations of the Board of Directors, during 1999 the Company repurchased 333,700 shares of its Common Stock at prices ranging from $12.55 per share to $8.80 per share. As of April 10, 2000, the Company purchased an additional 191,500 at prices ranging from $9.61 per share to $7.67 per share. The Company is authorized to purchase up to an additional 749,200 shares.

                           I.  ELECTION OF DIRECTORS

     It is proposed to elect a Board of seven directors to serve until the next annual election or until their successors are elected and qualify.

     Unless contrary instructions are indicated, the persons named as proxies in the form of Proxy solicited from holders of the Common Stock will vote for the election of the nominees indicated below. All such nominees are presently directors of the Company. If any such nominees should be unable or unwilling to serve, the persons named as proxies will vote for such other person or persons as may be proposed by Management. Management has no reason to believe that any of the named nominees will be unable or unwilling to serve. Election of directors by holders of the Common Stock will be by a plurality of the votes cast at the meeting, in person or by proxy, by holders of the Common Stock entitled to vote at the meeting.

     The following table lists the current directors of the Company and the nominees proposed by Management for election by the holders of the Common Stock, all other positions and offices with the Company presently held by them and their principal occupations, in each case as furnished by them to the Company.

     NAME AND AGE                                                     DIRECTOR
      OF NOMINEE                          POSITION                     SINCE
----------------------  --------------------------------------------  --------
Leigh J. Abrams ......  President, Chief Executive
  (Age 57)              Officer and Director.                             1984

Edward W. Rose, III ..  Chairman of the Board of Directors.               1984
  (Age 59)

David L. Webster .....  President and Chief Executive Officer of
  (Age 64)              Kinro, Inc. and Director.                         1984

L. Douglas Lippert ...  President and Chief Executive Officer of
  (Age 52)              Lippert Components, Inc., Lippert Tire and
                        Axle, Inc. (formerly Shoals Supply, Inc.)
                        and Coil Clip, Inc. and Director.                 1997

James F. Gero ........  Director.                                         1992
  (Age 55)

Gene H. Bishop .......  Director.                                         1995
  (Age 70)

J. Thomas Schieffer ..  Nominee.                                            --
  (Age 52)

     LEIGH J. ABRAMS, since July 1994, has also been President, Chief Executive Officer and a Director of LBP, Inc. ("LBP"). See Summary Compensation Table, footnote 1.

     EDWARD W. ROSE, III, for more than the past five years, has been President and sole stockholder of Cardinal Investment Company, Inc., an investment firm. Mr. Rose also serves as a director of the following public companies: Liberte Investors Inc., engaged in real estate loans and investments; and ACE Cash Express, Inc., engaged in check cashing services. Since July 1994, Mr. Rose has also been Chairman of the Board of LBP.

     DAVID L. WEBSTER, since November 1980, has been President of Kinro, Inc., a subsidiary of the Company ("Kinro"), and has been Chairman of Kinro since November 1984. Mr. Webster also served as President and Chief Executive Officer of Shoals Supply, Inc. ("Shoals"), a subsidiary of the Company from February 1996 until August 31, 1999.

     L. DOUGLAS LIPPERT, since October 1997, has been President and Chief Executive Officer of Lippert Components, Inc., a subsidiary of the Company, and President of the predecessor of Lippert Components, Inc. since 1978. Mr. Lippert has also been President of Coil Clip, Inc., a subsidiary of the Company, since its acquisition in December 1998, and President of Lippert Tire & Axle, Inc., (formerly Shoals) since September 1, 1999.

     JAMES F. GERO, since March 1992, has been Chairman and Chief Executive Officer of Sierra Technologies, Inc., a manufacturer of defense systems technologies, and a director of its affiliates. From July 1987 to October 1989, Mr. Gero was Chairman and Chief Executive Officer of Varo, Inc., a manufacturer of aerospace technology, and from 1985 to 1987, Mr. Gero was President and Chief Executive Officer of Varo, Inc. Mr. Gero also serves as a director of the following public company: Orthofix International NV, an international supplier of orthopedic devices for bone fixation and stimulation. Since July 1994, Mr. Gero has also been a director of LBP.

     GENE H. BISHOP, from March 1975 until July 1990, was Chief Executive Officer of MCorp, a bank holding company, and from October 1990 to November 1991, was Vice Chairman and Chief Financial Officer of Lomas Financial Corporation, a financial services company. From November 1991 until his retirement in October 1994, Mr. Bishop served as Chairman and Chief Executive Officer of Life Partners Group, Inc., a life insurance holding company. Mr. Bishop also serves as a director of the following publicly-owned companies:
Paymentech, Inc., a credit card payment processor; Liberte Investors Inc., engaged in real estate loans and investments, and Southwest Airlines Co., a regional airline.

     J. THOMAS SCHIEFFER, nominee for election as a director, for more than the past five years has been President and sole stockholder of J. Thomas Schieffer Management Company, engaged in the management of financial assets and oil and gas properties, and President and sole stockholder of Pablo Operating Company, engaged in the operation of oil and gas properties. From January 1991 to April 1999, Mr. Schieffer was President of the Texas Rangers Baseball Team. Mr. Schieffer is an attorney.

     FREDRIC M. ZINN, not a nominee for election as a director, has been Chief Financial Officer of the Company for more than the past five years, and has also been Chief Financial Officer of LBP since July 1994. Mr. Zinn is a Certified Public Accountant.

     HARVEY J. KAPLAN, not a nominee for election as a director, has been Secretary and Treasurer of the Company for more than the past five years, and has also been Secretary and Treasurer of LBP since July 1994. Mr. Kaplan is a Certified Public Accountant.

     Directors of the Company serve until the Company's next annual meeting of stockholders, and until their successors are elected and qualified. Executive officers serve at the discretion of the Board of Directors. To the knowledge of the Company, no executive officer or director is related by blood, marriage or adoption to any other. Each of the nominees named above was elected to his present term of office at the Annual Meeting of Stockholders held on May 20, 1999, except that J. Thomas Schieffer has not previously served as a director of the Company. During the year ended December 31, 1999, the Board of Directors held nine meetings. All directors attended all meetings of the Board of Directors, except that Gene H. Bishop, did not attend two meetings.

     The Company has an Audit Committee of the Board of Directors consisting of Messrs. Rose, Gero and Bishop. The functions of the Audit Committee are to review the Company's annual and quarterly reports, review the independence of and ratify the selection of the independent auditors for the Company, conduct pre-audit and post-audit reviews with both financial management and the independent auditors, and assist in the development of the Company's annual business plan. The Audit Committee held three meetings during the year ended December 31, 1999.

     The Company has a Stock Option Committee, consisting of Messrs. Rose, Gero and Bishop, to determine and designate employees and directors of the Company who are to be granted options, the number of shares subject to options, the nature and terms of the options to be granted, and to otherwise administer the Stock Option Plan. See "ELECTION OF DIRECTORS--Executive Compensation." The Stock Option Committee held two meetings during the year ended December 31, 1999.

     The Company has a Compensation Committee of the Board of Directors consisting of Messrs. Rose, Gero and Bishop. The functions of the Compensation Committee are to develop compensation policies with respect to the Company's executive officers based, in part, on performance-related criteria, and to make recommendations to the Board of Directors regarding compensation of executive officers in accordance with such policies. The Compensation Committee held one meeting during the year ended December 31, 1999.

EXECUTIVE COMPENSATION

     Summary Compensation

     The following table sets forth the annual and long-term cash and noncash compensation for each of the last three calendar years awarded to or earned by the President and Chief Executive Officer of the Company and the Company's five other most highly compensated executive officers (such six executive officers collectively, the "named executive officers") during the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                             ANNUAL COMPENSATION(1)           COMPENSATION
                                      ------------------------------------   ---------------
NAME AND                   CALENDAR                           OTHER ANNUAL   NUMBER OF STOCK   ALL OTHER
PRINCIPAL POSITION           YEAR      SALARY    BONUS (2)    COMPENSATION   OPTIONS AWARDED   COMPENSATION
-------------------------  --------   --------   ----------   ------------   ---------------   ------------
Leigh J. Abrams(3) ......    1999(4)  $300,000   $  404,775     $  5,675          50,000          $5,000
  President and Chief        1998(4)   300,000   $  323,930        5,639          10,000           5,000
  Executive Officer          1997      300,000      264,530        5,396                           4,750

David L. Webster(5) .....    1999     $400,000   $1,109,000     $  3,537          50,000          $5,000
  President of Kinro,        1998      400,000   $1,088,200        2,603          15,000           5,000
  Inc.                       1997      400,000      930,800        3,655                           4,750

L. Douglas Lippert(6) ...    1999     $300,000   $  240,807     $ 12,000          50,000          $7,403
  President and Chief        1998      300,000            0       12,000                           5,875
  Executive Officer of       1997       73,731            0        3,000                             917
  Lippert Components,
  Inc., Coil Clip, Inc.
  and Lippert Tire &
  Axle, Inc.

Edward W. Rose, III .....    1999                $   30,000     $ 30,688(7)        5,000
  Chairman of the            1998                    30,000       29,150(7)        5,000
  Board of Directors         1997                    30,000       31,115(7)        5,000

Fredric M. Zinn .........    1999(4)  $145,000   $  175,828     $ 11,945          15,000          $5,000
  Chief Financial Officer    1998(4)   135,000      155,344       10,237           5,000           5,000
                             1997      125,000      127,743       10,145                           4,750

Harvey J. Kaplan ........    1999(4)  $107,500   $  103,296     $  8,062           7,500          $5,000
  Secretary and Treasurer    1998(4)   107,500       90,296        7,823           3,500           5,000
                             1997      100,000       75,296        7,941                           4,750

------------------
(1) In connection with the July 29, 1994 spin-off of Leslie Building Products, Inc. (now known as LBP, Inc.) by the Company (the "Spin-off "), the Company and LBP entered into a Shared Services Agreement. Pursuant to the Shared Services Agreement, following the Spin-off, the Company and LBP share certain administrative functions and employee services, such as management overview and planning, acquisition searches, tax preparation, financial reporting, coordination of independent audit, stockholder relations, and regulatory matters. The Company is reimbursed by LBP for such services, which included a portion of the compensation to Messrs. Abrams, Zinn and Kaplan. The agreement was extended to December 31, 2000. For the year ended December 31, 1999, the Company was reimbursed $144,000 by LBP for such services.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(2) Messrs. Abrams, Webster, Rose, Zinn and Kaplan, receive payments pursuant to a discretionary retirement bonus program. These bonuses must be used to purchase specified tax deferred annuities and/or cash value life insurance. For 1999, Mr. Abrams received $30,000, Mr. Webster received $50,000, Mr. Rose received $30,000, Mr. Zinn received $20,828 and Mr. Kaplan received $13,296 pursuant to the discretionary retirement bonus program.

(3) For 1999, 1998 and 1997, Mr. Abrams received incentive compensation equal to 2 1/2% of the Company's income before income taxes and extraordinary items, subject to certain adjustments, in excess of $13,575,000 in 1999, $12,975,000 in 1998 and $8,190,000 in 1997.

(4) In 1998, Mr. Abrams, also received from LBP, which is not reflected in the Summary Compensation Table, $349,726, representing incentive bonus applicable to the gain on disposal of assets of LBP's subsidiary, of which $82,000 was allocated by Mr. Abrams as discretionary bonuses to five employees of Drew, including $50,000 to Mr. Zinn and $12,500 to Mr. Kaplan. For 1998, Mr. Abrams also received an incentive bonus from LBP of $57,052, which is not reflected in the Summary Compensation Table. In addition, in 1999, Mr. Abrams was entitled to receive from LBP an incentive bonus of $115,475, which is not reflected in the Summary Compensation Table, equal to 2 1/2% of LBP's income from operations and investments, of which an aggregate of $20,000 was allocated by Mr. Abrams as discretionary bonuses to five employees of Drew, including $7,500 to Mr. Zinn and $5,000 to Mr. Kaplan.

(5) Effective March 31, 1996, Kinro extended its employment agreement with
    Mr. Webster which provides for Mr. Webster's employment through December 31, 2001 at a salary of not less than $400,000 per annum. For 1999, 1998 and 1997, Mr. Webster received performance-based incentive compensation, as adopted by the Company's stockholders on April 18, 1996, equal to 7.3% of the amount by which the aggregate earnings before interest and taxes (without deduction for costs of corporate administration or amortization of goodwill) of (i) Kinro through December 31, 1999, and of Shoals through August 31, 1999, exceeded $9,183,000 in 1999; (ii) Kinro and Shoals for the year ended December 31, 1998 exceeded $10,856,000; and
    (iii) Kinro and Shoals for the year ended December 31, 1997 exceeded $10,571,000. On April 5, 2000, Mr. Webster's employment agreement was amended. See "ADOPTION OF INCENTIVE COMPENSATION PLAN" for a discussion of the proposal to approve and adopt an incentive compensation plan applicable to Mr. Webster effective as of September 1, 1999.

(6) On October 7, 1997, Mr. Lippert entered into an Employment and Non-Competition Agreement with Lippert Components, Inc. providing for
    Mr. Lippert to serve as President and Chief Executive Officer of Lippert Components, Inc. Mr. Lippert receives annual salary of $300,000 plus, subject to certain conditions, performance-based incentive compensation equal to 5% of the excess of operating profits of Lippert Components, Inc. and Coil Clip, Inc. (as defined in the Agreement) over $10.1 million. For 1999, Mr. Lippert received $240,807 as incentive bonus. Effective January 1, 2000, Mr. Lippert's annual salary was increased to $400,000, and the Agreement was extended to October 2003.

(7) See "ELECTION OF DIRECTORS -- Compensation of Directors."

STOCK OPTION PLAN

     On June 13, 1995, stockholders approved the amended and restated Drew Industries Incorporated Stock Option Plan, which was amended and restated on June 1, 1999 (the "Plan").

     Under the Plan, since 1995 the Stock Option Committee has granted non-qualified options to purchase 1,095,140 shares of Common Stock, and is authorized to grant options to purchase up to an additional 249,166 shares. The 249,166 shares available for grant have been allocated 45,000 shares to Non-Employee Directors and members of the Committee and 204,166 shares to eligible employees. No grantee, whether or not now a participant in the Plan, can be granted options to purchase more than an aggregate of 50,000 shares under the Plan subsequent to June 1, 1999. All options granted to date are non-qualified options.

     The Stock Option Committee has sole and complete authority to determine the individuals eligible to receive stock options under the Plan, and to determine the number of stock options to be granted to eligible individuals, as well as the terms and conditions under which grants will be made (including limitations, restrictions or prohibitions upon the exercise of stock options), except that Non-Employee Directors are not eligible for incentive stock options ("ISOs"). The Stock Option Committee determines the period for which each stock option may be exercisable, but in no event may a stock option be exercisable more than 10 years from the date of grant thereof. The number of shares available under the Plan, and the exercise price of options granted under the Plan, are subject to adjustments that may be made by the Stock Option Committee to reflect stock splits, stock dividends, recapitalizations, mergers, or other major corporate action.

     The exercise price for options granted under the Plan is determined by the Stock Option Committee in its sole discretion, provided that the exercise price is at least equal to 100% of the fair market value of the Common Stock subject to such option on the date of grant. The exercise price may be paid in cash or in shares of Common Stock. Options granted under the Plan become exercisable in annual installments determined by the Stock Option Committee and may be subject to performance criteria. An ISO may not be granted to an individual who is treated as a "10% Shareholder" of the Company under Section 422 of the Internal Revenue Code of 1986, as amended, unless the exercise price is 110% of fair market value on the date of grant and the ISO is exercisable for a period not longer than five years from the date of grant.

     The Board of Directors is authorized to terminate, suspend or amend the Plan; provided that the amendment or termination cannot affect the validity of any then outstanding stock option previously granted under the Plan, and provided further that the Board of Directors cannot without stockholder approval: (a) increase the maximum number of shares covered by the Plan or change the class of employees eligible to receive stock options; (b) reduce the option price below the fair market value of the Common Stock on the date of the grant of such option; or (c) extend beyond l0 years from the date of the grant the period within which an option may be exercised. The Plan will terminate on December 31, 2007 and no option may be granted after such termination date. Options granted prior to the termination date may be exercised in accordance with their terms beyond the termination date.

     Each member of the Stock Option Committee is automatically awarded an option ("Formula Option") to purchase 5,000 shares of Common Stock on the December 31st of each year in which such Stock Option Committee member has served not less than twelve consecutive months as a Director of the Company. Such Formula Options vest immediately and are exercisable during the five-year period following the date of grant. The purchase price of the Common Stock subject to the Formula Options is not less than 100% of the fair market value (as defined in the Plan) of the Common Stock on the date such Formula Option is granted, subject to adjustment as provided in the Plan.

OPTION GRANTS IN 1999

The following table summarizes stock options granted during 1999 to the named executive officers.

                                                                                 POTENTIAL
                                                                            REALIZABLE VALUE AT
                                                                              ASSUMED ANNUAL
                                                                              RATES OF PRICE
                                                                             APPRECIATION FOR
                                        INDIVIDUAL GRANTS                       OPTION TERM
                        -------------------------------------------------   -------------------
                        NUMBER OF     % OF TOTAL
                          SHARES        OPTIONS
                        UNDERLYING    GRANTED TO
                          OPTIONS    EMPLOYEES IN   EXERCISE   EXPIRATION
         NAME             GRANTED         1999        PRICE       DATE          5%        10%
----------------------  ---------    ------------   --------   ----------   --------   --------
Leigh J. Abrams.......    50,000          9.0%      $  9.313    11/29/05    $158,357   $359,258
David L. Webster......    50,000          9.0%      $  9.313    11/29/05    $158,357   $359,258
L. Douglas Lippert....    50,000          9.0%      $  9.313    11/29/05    $158,357   $359,258
Edward W. Rose, III...     5,000(1)       0.9%      $  9.204    12/31/04    $ 12,714   $ 28,096
Fredric M. Zinn.......    15,000          2.7%      $  8.813    11/19/05    $ 44,956   $101,991
Harvey J. Kaplan......     5,000          0.9%      $  8.813    11/19/05    $ 14,985   $ 33,997

------------------
(1) Represents a Formula Option.

OPTION EXERCISES IN 1999 AND YEAR-END VALUES

     The following table presents the value of unexercised options held by the named executive officers at December 31, 1999.

                                                           NUMBER OF            VALUE OF UNEXERCISED
                                                      SECURITIES UNDERLYING         IN-THE-MONEY
                                                     UNEXERCISED OPTIONS AT          OPTIONS AT
                        SHARES                         DECEMBER 31, 1999        DECEMBER 31, 1999(1)
                       ACQUIRED       VALUE              EXERCISABLE (E)           EXERCISABLE (E)
     NAME             ON EXERCISE    REALIZED           UNEXERCISABLE (U)         UNEXERCISABLE (U)
--------------------  -----------   --------------   ----------------------   ----------------------
Leigh J. Abrams.....     34,740        $289,367              4,000(E)                 $    0(E)
                                                            56,000(U)                 $    0(U)
David L. Webster....     69,476        $507,071              6,000(E)                 $    0(E)
                                                            59,000(U)                 $    0(U)
L. Douglas Lippert..                                        50,000(U)                 $    0(U)
Edward W. Rose, III.                                        25,000(E)                 $8,250(E)
Fredric M. Zinn.....     34,740        $306,737              2,000(E)                 $    0(E)
                                                            18,000(U)                 $2,813(U)
Harvey J. Kaplan....      6,000        $ 46,853              1,400(E)                 $    0(E)
                                                             9,600(U)                 $1,406(U)

------------------
(1) Market value of Common Stock at December 31, 1999 ($9.00) minus the exercise price.

COMPENSATION OF DIRECTORS

     Edward W. Rose, III, Chairman of the Board of Directors, receives an annual director's fee of $24,000, payable $2,000 per month, plus $1,000 for attendance at each meeting of the Board of Directors and $500 for attendance at each Committee meeting. In 1999, Mr. Rose received a $30,000 payment pursuant to a discretionary retirement bonus program intended to provide retirement income. Messrs. James F. Gero and Gene H. Bishop each receive an annual director's fee of $9,000, payable $750 per month, plus $500 for attendance at each meeting of the Board of Directors and $500 for attendance at each Committee meeting.

EMPLOYMENT CONTRACTS

     See footnotes 4 and 5 to the Summary Compensation Table for a description of the employment agreements between (i) Kinro, a subsidiary of the Company, and David L. Webster, President and Chief Executive Officer of Kinro and a director of the Company, and (ii) Lippert Components, Inc., a subsidiary of the Company, and L. Douglas Lippert, President and Chief Executive Officer of Lippert Components, Inc., Lippert Tire & Axle, Inc. and Coil Clip, Inc., and a director of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer of the Company serves on the Compensation Committee, and there are no "interlocks," as defined by the Securities and Exchange Commission.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICY

     The Compensation Committee of the Board of Directors (the "Committee") consists of three non-employee directors, Edward W. Rose, III, James F. Gero and Gene H. Bishop. The Committee has the responsibility of developing the policies which govern compensation for executive officers, and making recommendations to the Board of Directors regarding compensation of executive officers in accordance with such policies.

     The Company's executive compensation policy is designed to enable the Company to attract, motivate and retain senior management by providing a competitive compensation opportunity based significantly on performance. The objective is to provide fair and equitable compensation to senior management in a way that rewards management for reaching and exceeding objectives. The compensation policy links a significant portion of executive compensation to the Company's performance, recognizes individual contribution as well as overall business results, and aligns executive and stockholder interests. The primary components of the Company's executive compensation are base salary, performance-related incentive compensation, stock options and discretionary bonuses. While the components of compensation are considered separately in this report, the Committee takes into account the full compensation package provided by the Company to each of its executives, including pension benefits, severance obligations, insurance and other benefits.

     Each year the Committee will review the Company's compensation policy utilizing both internal and external sources of information and analysis relating to corporate performance, total return to stockholders of comparable companies, and compensation afforded to executives by competitors of the Company. If appropriate, changes will be recommended.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER IN 1999

     The compensation policy applied by the Company in establishing the compensation for Leigh J. Abrams, the Company's President and Chief Executive Officer, is essentially the same as for other senior executives of the Company--to provide a competitive compensation opportunity that rewards performance and recognizes individual contribution.

     For 1999, Mr. Abrams received base compensation of $300,000, plus incentive compensation of $374,775, equal to 2 1/2% of the Company's income before income taxes and extraordinary items in excess of $13,575,000. Mr. Abrams receives medical and life insurance, and certain other benefits. In 1999, Mr. Abrams was also awarded an additional payment of $30,000 pursuant to a discretionary retirement bonus program intended to provide retirement income. This bonus must be used to purchase specified tax deferred annuities or cash value life insurance contracts.

COMPENSATION OF EXECUTIVE OFFICERS IN 1999

     As with the Chief Executive Officer, compensation of other executive officers is intended to reward performance and recognize individual contribution. Accordingly, the chief executive officers of the Company's subsidiaries receive compensation based upon the results of operations of such subsidiaries.

     On April 18, 1996, effective as of January 1, 1996, the stockholders of the Company approved the adoption of a performance-based incentive compensation plan applicable to David L. Webster, President of Kinro and President of Shoals until September 1999. In accordance with the incentive compensation plan, for 1999, in addition to annual base salary of $400,000, Mr. Webster received 7.3% of the amount by which the aggregate earnings before interest and taxes (without deduction for costs of corporate administration or amortization of goodwill) of Kinro through December 31, 1999 and Shoals through August 31, 1999 exceeded $9,183,000. On April 5, 2000, Mr. Webster's employment agreement was amended. See "ADOPTION OF INCENTIVE COMPENSATION

PLAN" for a discussion of the proposal to adopt an incentive compensation plan relating to Mr. Webster effective as of September 1, 1999.

     For calendar 1999, Mr. Webster received base salary of $400,000, and performance-based incentive compensation of $1,059,000. For 1999, Mr. Webster also received a payment of $50,000 pursuant to a discretionary retirement bonus program intended to provide retirement income. This bonus must be used to purchase specified tax deferred annuities or cash value life insurance contracts.

     On October 7, 1997, L. Douglas Lippert entered into an Employment and Non-Competition Agreement with Lippert Components, Inc. providing for
Mr. Lippert to serve as President and Chief Executive Officer of Lippert Components, Inc. For 1999, Mr. Lippert received a salary of $300,000. Mr. Lippert is also entitled to receive, subject to certain conditions, performance-based incentive compensation equal to 5% of the excess of operating profits of Lippert Components, Inc. and Coil Clip, Inc. (as defined in the Agreement) over $10.1 million. For 1999, Mr. Lippert received $240,807 as incentive compensation. Effective January 1, 2000, Mr. Lippert's annual salary was increased to $400,000, and the Agreement was extended to October 2003.

     Other Executive Officers of the Company and its subsidiaries receive bonuses based upon their respective levels of organizational responsibility and the performance of the Company or the subsidiary by which they are employed.

STOCK OPTIONS

     The Company's Stock Option Plan provides for the grant of options to employees of the Company and its subsidiaries, and to directors of the Company, to purchase the Company's Common Stock. See "Election of Directors--Stock Option Plan." A Stock Option Committee consisting of Edward W. Rose, III, James F. Gero, and Gene H. Bishop administers the Stock Option Plan and determines and designates employees and directors who are to be granted options. The Stock Option Plan provides for automatic awards of options to members of the Stock Option Committee under certain circumstances.

     Because all options which have been granted under the Stock Option Plan have been granted at fair market value, any value which is ultimately realized by Executive Officers through stock options is based entirely on the Company's performance, as perceived by investors in the Company's Common Stock who establish the price for the Common Stock on the open market.

BENEFITS

     The Company maintains certain broad-based employee benefit plans in which Executive Officers participate, including an employee retirement savings plan (401(k) Plan) and other retirement, life, disability and health insurance plans. The Company also provides an automobile or automobile allowance to its Executive Officers. The incremental cost to the Company of these benefits is less than 10% of the Executive Officers' 1999 base salaries.

CONCLUSION

     A significant portion of the Company's executive compensation is linked directly to individual performance and Company earnings. The Committee intends to continue to determine compensation based upon these factors.

                                                  COMPENSATION COMMITTEE
                                                   Edward W. Rose, III
                                                      James F. Gero
                                                      Gene H. Bishop

EMPLOYEE STOCK PURCHASE PLAN

     A total of 500,000 shares of Common Stock of the Company may be made available for purchase by regular full-time employees of the Company under the 1995 Employee Stock Purchase Plan. No shares have been made available for purchase under the Stock Purchase Plan.

COMPARATIVE STOCK PERFORMANCE

     The following graph compares, for the last five calendar years, the cumulative stockholder return on the Common Stock of the Company with the cumulative return on the common stocks of the companies included in the Russell 2000 Index and on the common stocks of a representative peer group of companies engaged in similar businesses as the Company.

     The graph assumes investment of $100 on December 31, 1994 in the Company's Common Stock, the Russell 2000 Index, and the common stocks of the peer group companies, and assumes that any dividends were reinvested.

           COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
      AMONG DREW INDUSTRIES INCORPORATED, THE RUSSELL 2000 INDEX
                         AND A PEER GROUP

                             [GRAPH]


Research Data Group                            Peer Group Total Return Worksheet

DREW INDS INC


                                            Cumulative Total Return
                                   ---------------------------------------------
                                   12/94   12/95   12/96   12/97   12/98   12/99



DREW INDUSTRIES INCORPORATED      100.00  167.16  262.69  304.48  277.61  214.93
PEER GROUP                        100.00  149.67  199.31  211.09  235.08  159.43
RUSSELL 2000                      100.00  127.49  154.73  203.91  190.75  187.92



* $100 INVESTED ON 12/31/94 IN STOCK OR INDEX*
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.


INDEMNIFICATION

     Section 145 of the Delaware General Corporation Law empowers a domestic corporation to indemnify any of its officers, directors, employees or agents against expenses, including reasonable attorney's fees, judgments, fines and amounts paid in settlement which were actually and reasonably incurred by such person in connection with any action, suit or similar proceeding brought against them because of their status as officers, directors, employees or agents of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. If the claim was brought against any such person by or in the right of the Company, the Company may indemnify such person for such expenses if such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Company, except no indemnity shall be paid if such person shall be adjudged to be liable for negligence or misconduct unless a court of competent jurisdiction, upon application, nevertheless permits such indemnity (to all or part of such expenses) in view of all the circumstances.

     The Company's Restated Certificate of Incorporation provides that the Company may indemnify its officers, directors, employees or agents to the full extent permitted by Section 145 of the Delaware General Corporation Law. Accordingly, no director of the Company is liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                  II. ADOPTION OF INCENTIVE COMPENSATION PLAN

INTRODUCTION

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), restrictions apply to the deductibility of executive compensation paid by public companies. Under these restrictions, the Company is not able to deduct compensation paid to any of its five most highly compensated executive officers in excess of $1,000,000 unless the compensation meets the definition of "performance-based compensation" set forth in the Code. Non-deductibility would result in additional tax costs to the Company and its stockholders. The stockholder approval requested by this proposal will assist in enabling incentive compensation awards to meet the requirements to qualify as "performance-based compensation," thereby enabling the Company to achieve maximum tax deductibility for such compensation costs.

INCENTIVE COMPENSATION PLAN

     The incentive compensation plan relates to David L. Webster (the "Designated Executive"), President of Kinro, Inc., a subsidiary of the Company. The purpose of the incentive compensation plan is to promote the success of the Company by providing an incentive to the Designated Executive that links his compensation to the financial success of the Company and to growth in stockholder value. For 1999, Mr. Webster received a base salary of $400,000 and an incentive compensation award of $1,059,000. Mr. Webster also received a payment of $50,000 pursuant to a discretionary retirement bonus program.

     A revised incentive compensation plan was recommended by the Compensation Committee of the Board of Directors and adopted by the Board of Directors on April 5, 2000, effective as of September 1, 1999. The incentive compensation plan amends the existing incentive compensation plan to give effect to the September 1999 transfer of management of the tire and axle business conducted by Shoals Supply, Inc. from Kinro to Lippert because the business is more closely related to the business of Lippert. The name of the operation was changed to Lippert Tire & Axle, Inc. In considering the plan, the Compensation Committee utilized information relating to corporate performance, total return to stockholders of comparable companies, and compensation afforded to executives by comparable companies. The Compensation Committee used this information in determining the range of minimum to maximum compensation which the Designated Executive should receive.

     To qualify as "performance-based compensation," the tax rules require, for performance plans involving cash awards, that the performance goals under which the incentive compensation is to be paid be disclosed to, and approved by, the Company's stockholders. Accordingly, approval of the following performance goals for incentive compensation to be awarded to the Designated Executive is requested.

     The amended incentive compensation plan provides that, commencing
January 1, 1999, in addition to annual base salary of $400,000, the Designated Executive will receive (i) for the year ending December 31, 1999 (A) 7.3% of the amount by which the aggregate earnings before interest and taxes (without deduction for costs of corporate administration or amortization of goodwill) ("Operating Profit") of Kinro and Shoals for the eight months ended August 31, 1999 exceeds $7,237,000, plus (B) 7.3% of the amount by which the Operating Profit of Kinro for the four months ended December 31, 1999 exceeds $1,946,000; (ii) for the year ending
December 31, 2000, 7.3% of the amount by which the Operating Profit of Kinro exceeds $5,837,000; and (iii) for each year commencing with the year ending December 31, 2001 and terminating on December 31, 2004, 5% of the amount by which the Operating Profit of Kinro exceeds $5,837,000.

VOTE

     The favorable vote of a majority of the votes cast at the Annual Meeting is required to approve the adoption of the performance goals and incentive compensation plan.

     Management recommends that you vote FOR approval of the adoption of the performance goals and incentive compensation plan.

                          III. APPOINTMENT OF AUDITORS

     It is proposed that the stockholders ratify the appointment by the Board of Directors of KPMG LLP as independent auditors for the purpose of auditing and reporting upon the consolidated financial statements of the Company for the year ending December 31, 2000. It is expected that a representative of that firm will be present at the Annual Meeting of Stockholders to be held on May 17, 2000 and will be afforded the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.

     Management recommends that you vote FOR ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2000.

                       IV. TRANSACTION OF OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which Management intends to present or knows that others will present at the meeting is that set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the form of Proxy solicited from holders of the Common Stock to vote the Proxy on such matters in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     All proposals which stockholders of the Company desire to have presented at the Annual Meeting of Stockholders to be held in May 2001 must be received by the Company at its principal executive offices on or before February 1, 2001.

                                         By Order of the Board of Directors

                                                 EDWARD W. ROSE, III
                                         Chairman of the Board of Directors

April 17, 2000

                          DREW INDUSTRIES INCORPORATED
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--MAY 17, 2000
                THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT

      The undersigned, revoking any proxy heretofore given, hereby appoints LEIGH J. ABRAMS and FREDRIC M. ZINN, or either of them, proxies of the undersigned, with full power of substitution, with respect to all the shares of the Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Drew Industries Incorporated, to be held at the Hotel Crescent Court, Second Floor, 400 Crescent Court, Dallas, Texas 75201 on
May 17, 2000 at 9:30 A.M. and at any adjournment or postponement thereof, upon the following items as set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

                                (Continued and to be signed on the reverse side)

 ...............................................................................
                              FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORITY TO VOTE FOR
           DIRECTORS AND FOR PROPOSITIONS "2" AND "3."

1. ELECTION OF DIRECTORS                    FOR all named nominees     WITHHOLD
   NOMINEES: EDWARD W. ROSE, III,            (except as indicated      AUTHORITY
   LEIGH J. ABRAMS, DAVID L. WEBSTER, L.    to the contrary below)       from
   DOUGLAS LIPPERT, JAMES F. GERO,                                     nominees
   GENE H. BISHOP, J. THOMAS SCHIEFFER.           [   ]                 [   ]


  (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

                ----------------------------------------------------------------

2. TO APPROVE THE              FOR                 AGAINST             ABSTAIN
   INCENTIVE COMPENSATION      [  ]                 [  ]                 [  ]
   PLAN.

3. TO RATIFY THE APPOINTMENT   FOR                 AGAINST             ABSTAIN
   OF KPMG LLP                 [  ]                 [  ]                 [  ]
   AS INDEPENDENT AUDITORS.


Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons each should sign. Executors, Administrators, Trustees, Guardians, Attorneys, and corporate officers should add their titles. Please check if you plan to attend the meeting [ ]

                                                        Dated:                   , 2000
--------------------------  --------------------------        ------------------
 SIGNATURE OF SHAREHOLDER    SIGNATURE OF SHAREHOLDER

Please mark boxes /x/ in blue or black ink. This Proxy should be returned to:
ChaseMellon Shareholder Services, L.L.C., 85 Challenger Rd., Overpeck Center, Ridgefield Park, New Jersey 07660

                              FOLD AND DETACH HERE